UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment #2 to

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 23rd, 2014

AMERI METRO, INC

(Exact name of registrant as specified in its charter)

Delaware	000-54546	45-1877342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2575 Eastern Blvd. #211; York, PA 17402

(Address of principal executive offices) (Zip Code)

717-701-7726

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

ITEM 4.01 Changes in Registrant's Certifying Accountant

In its most recent meeting, management reviewed the new proposals and engagement letter that the Company had received from various accounting firms, and also discussed the fact that the company had not received a new engagement letter from the current accountants. As per its review, management decided and the board of directors consented to hire a different accounting firm for the new year. On July 23, 2014 the former accountants were dismissed. On July 28th, 2014 the new accounting firm of MALONEBAILEY, LLP were hired.

      The prior accountant's report on the financial statements for the fiscal years ended July 31, 2013 and 2012 and for the period from April 13,2010 (inception) through July 31, 2013 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle, except that such reports included a going concern explanatory paragraph.

      In connection with the audits of the Company's financial statements for the past two fiscal years through the dismissal date of July 23, 2014, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

        During the two most recent fiscal years and the subsequent interim period, the Company has not, nor has anyone on its behalf, consulted with the newly engaged accountants in regard to the Company nor in regard to the application of accounting principles to a specified transaction or any matter subject to any disagreement or a reportable event, of which there were none.

      The new accountants are:

MALONEBAILEY, LLP

9801 Westheimer Suite 1100

Huston, TX 77042

ITEM  9.01   EXHIBITS

   16.1

   Letter from certifying public accountant.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934,the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

AMERI METRO, INC.

Date: September 2, 2014

By:/s/ Naresh G. Mirchandani

          Chief Financial Officer